                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               NationsRent, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                            (NATIONSRENT, INC. LOGO)
                          450 EAST LAS OLAS BOULEVARD
                         FORT LAUDERDALE, FLORIDA 33301

                                                                   June 21, 1999

Dear Stockholder:

     You are cordially invited to attend the 1999 Annual Meeting of Stockholders of NationsRent, Inc. to be held on Wednesday, July 21, 1999 at 10:00 a.m., Eastern Standard Time, at The Broward Center for the Performing Arts, The Abdo New River Room, 201 S.W. 5th Avenue, Fort Lauderdale, Florida 33312.

     The accompanying Notice of Annual Meeting and Proxy Statement describe specific matters to be acted upon. In addition to the specific matters to be acted upon, there will be a report on our progress and an opportunity to ask questions of general interest to stockholders.

     Whether or not you plan to attend in person, it is important that your shares be represented at the Annual Meeting. Please sign, date and return your proxy card in the enclosed envelope as soon as possible. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE MATTERS DESCRIBED IN THE PROXY STATEMENT TO BE PRESENTED AT THE ANNUAL MEETING. Thank you.

                                          Sincerely,

                                          /s/ James L. Kirk

                                          James L. Kirk
                                          Chairman of the Board and
                                          Chief Executive Officer

                            (NATIONSRENT, INC. LOGO)
                          450 EAST LAS OLAS BOULEVARD
                         FORT LAUDERDALE, FLORIDA 33301

               NOTICE OF THE 1999 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of NationsRent, Inc.:

     The 1999 Annual Meeting of Stockholders or any adjournment or postponement thereof (the "Annual Meeting") of NationsRent, Inc., a Delaware corporation (the "Company"), will be held on Wednesday, July 21, 1999 at 10:00 a.m., Eastern Standard Time, at The Broward Center for the Performing Arts, The Abdo New River Room, 201 S.W. 5th Avenue, Fort Lauderdale, Florida 33312, to consider and act on the following matters, all of which are set forth more completely in the accompanying proxy statement:

     1. To elect six persons to the Board of Directors to serve until the Company's 2000 Annual Meeting of Stockholders or until a successor of each is duly elected and qualified;

     2. To approve the amendment to the Company's 1998 Stock Option Plan (the "1998 Stock Option Plan") to increase from 5,000,000 to 7,000,000 the maximum number of shares of the Company's common stock, par value $.01 per share, subject to awards under the 1998 Stock Option Plan;

     3. To ratify the appointment of Arthur Andersen LLP as independent auditors for the fiscal year ending December 31, 1999; and

     4. To transact such other business as may properly come before the Annual Meeting.

     The Board of Directors has fixed the close of business on June 4, 1999 as the record date for determining those stockholders entitled to notice of, and to vote at, the Annual Meeting.

     A FORM OF PROXY AND THE PROXY STATEMENT OF THE COMPANY RELATING TO THE 1999 ANNUAL MEETING OF STOCKHOLDERS ARE ENCLOSED. IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES.

                                      By Order of the Board of Directors,

                                      /s/ Joseph H. Izhakoff

                                      Joseph H. Izhakoff
                                      Vice President, General Counsel and
                                      Secretary

Fort Lauderdale, Florida
June 21, 1999

                             NATIONSRENT, INC. LOGO
                          450 EAST LAS OLAS BOULEVARD
                         FORT LAUDERDALE, FLORIDA 33301

                             ---------------------

                                PROXY STATEMENT

                             ---------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of NationsRent, Inc. (the "Company"), for use at the 1999 Annual Meeting of Stockholders of the Company or any adjournment or postponement thereof (the "Annual Meeting"). The Annual Meeting will be held on Wednesday, July 21, 1999 at 10:00 a.m., Eastern Standard Time, at The Broward Center for the Performing Arts, The Abdo New River Room, 201 S.W. 5th Avenue, Fort Lauderdale, Florida 33312.

     It is anticipated that the Notice of Annual Meeting, this Proxy Statement and the proxy card will be mailed to stockholders of the Company on or about June 21, 1999.

RECORD DATE

     Only stockholders of record at the close of business on June 4, 1999 (the "Record Date") are entitled to vote at the Annual Meeting.

SHARES OUTSTANDING AND VOTING RIGHTS

     As of the Record Date, there were 55,759,497 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), issued and outstanding, all of which are entitled to be voted at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter submitted to stockholders for approval at the Annual Meeting. Stockholders do not have the right to cumulative voting for directors.

PROXY PROCEDURE

     Proxies properly executed and returned in a timely manner will be voted at the Annual Meeting in accordance with the directions noted thereon. If no direction is indicated, proxies will be voted for the election of the nominees named herein as directors, for the approval of the amendment to our 1998 Stock Option Plan, for the ratification of the appointment of Arthur Andersen LLP, as independent auditors, and in accordance with the judgment of the persons acting under the proxies on other matters presented for a vote. Any stockholder giving a proxy has the power to revoke it at any time before it is voted, either in person at the Annual Meeting, by written notice to the Secretary of the Company or by delivery of a later-dated proxy.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of elections appointed for the Annual Meeting and will be counted in determining whether or not a quorum is present. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such stockholder with respect to a particular matter ("non-voted shares"). This could occur, for example, when a broker is not permitted to vote shares held in "street name" on certain matters in the absence of instructions from the beneficial owner of the shares. Non-voted shares with respect to a particular matter will not be considered shares present and entitled to vote on such matter, although such shares will be counted for purposes of determining the presence of a quorum. Shares voting to abstain as to a particular matter, and directions to "withhold authority" to vote for directors, will not be considered non-voted shares and will be considered present and entitled to vote with respect to such matter.

VOTING REQUIREMENTS

     Provided that a quorum is present at the Annual Meeting, the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting is required for the approval of each matter brought to vote at the Annual Meeting. Non-voted shares will have no effect on the matters brought to vote at the Annual Meeting. Abstentions from voting on any of the matters brought to a vote at the Annual Meeting will have the effect of votes against that particular matter.

COSTS OF SOLICITATION

     All costs of solicitation will be borne by the Company. The solicitation is to be principally conducted by mail and may be supplemented by telephone and personal contacts by directors, executive officers and employees of the Company, without additional remuneration. Arrangements will be made with brokerage houses, banks and custodians, nominees and other fiduciaries to forward solicitation materials to the beneficial owners of stock held of record. The Company will reimburse such persons for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

             BIOGRAPHICAL INFORMATION REGARDING DIRECTORS/NOMINEES
                             AND EXECUTIVE OFFICERS

DIRECTORS

     Set forth below is biographical information for each member of the Company's Board of Directors, each of whom is a nominee for election as a director at the Annual Meeting.

     JAMES L. KIRK, age 49, is a co-founder of the Company, together with H. Family Investments, Inc. and Mr. Ostrow, and has served as the Chairman of the Board of the Company since August 1997 and as Chief Executive Officer of the Company since April 1998. Mr. Kirk also served as President of the Company from April 1998 until October 1998. From 1985 to February 1998, Mr. Kirk was Chairman of the Board, President and Chief Executive Officer of OHM Corporation ("OHM"), a leading environmental construction company.

     H. WAYNE HUIZENGA, age 61, joined the Company as a director in June 1998. Since May 1998, Mr. Huizenga has served as Chairman of the Board of Republic Services, Inc. ("Republic Services"), a leading provider of non-hazardous solid waste collection and disposal services. From May 1998 to December 1998, Mr. Huizenga served as the Chief Executive Officer of Republic Services. Since August 1995, Mr. Huizenga has served as Chairman of the Board of AutoNation, Inc. ("AutoNation"), which owns the nation's largest chain of franchised automotive dealerships, is building a chain of used vehicle megastores and owns National Car Rental and Alamo Rent-A-Car. Since October 1996, Mr. Huizenga has served as Co-Chief Executive Officer of AutoNation and from August 1995 until October 1996, Mr. Huizenga served as Chief Executive Officer of AutoNation. Since September 1996, Mr. Huizenga has served as the Chairman of the Board of Florida Panthers Holdings, Inc. ("Panthers Holdings"), a leisure, recreation and entertainment company which owns and operates certain luxury resort hotels and the Florida Panthers professional sports franchise. Since January 1995, Mr. Huizenga also has served as the Chairman of the Board of Extended Stay America, Inc., an operator of extended stay lodging facilities. From September 1994 until October 1995, Mr. Huizenga served as the Vice Chairman of Viacom Inc. ("Viacom"), a diversified entertainment and communications company. During the same period, Mr. Huizenga also served as the Chairman of the Board of Blockbuster Entertainment Group, a division of Viacom. From April 1987 through September 1994, Mr. Huizenga served as the Chairman of the Board and Chief Executive Officer of Blockbuster Entertainment Corporation ("Blockbuster"), during which time he helped build Blockbuster from a 19-store chain into the world's largest video rental company. In September 1994, Blockbuster merged into Viacom. In 1971, Mr. Huizenga co-founded Waste Management, Inc. ("Waste Management"), which he helped build into the world's largest integrated solid waste services company, and he served in various capacities, including President, Chief Operating Officer and a director from its inception until 1984. Mr. Huizenga also owns the Miami Dolphins professional sports franchise, as well as Pro Player Stadium in South Florida and is a director of theglobe.com, an internet on-line community. Mr. Huizenga is the brother-in-law of Mr. Hudson.

     HARRIS W. HUDSON, age 56, joined the Company as a director in June 1998. Since May 1998, Mr. Hudson has served as Vice Chairman and a director of Republic Services. Mr. Hudson has served as a director of AutoNation since August 1995 and as Vice Chairman of AutoNation since October 1996. Mr. Hudson served as Chairman of AutoNation's Solid Waste Group from October 1996 until July 1998. From August 1995 until October 1996, Mr. Hudson served as President of AutoNation. From May 1995 until August 1995, Mr. Hudson served as a consultant to AutoNation. From 1983 until August 1995, Mr. Hudson founded and served as Chairman of the Board, Chief Executive Officer and President of Hudson Management Corporation, a solid waste collection company, which was acquired by AutoNation in August 1995. From 1964 to 1982,

Mr. Hudson served as Vice President of Waste Management of Florida, Inc., a subsidiary of Waste Management and its predecessor. Mr. Hudson also serves as a director of Panthers Holdings. Mr. Hudson is the brother-in-law of Mr. Huizenga.

     GARY L. GABRIEL, age 56, joined the Company as a director in June 1998. Since September 1997, Mr. Gabriel has provided consulting services to the Company on operational and business development matters. From January 1978 to September 1997, Mr. Gabriel served as President of Sam's Equipment Rental, Inc. and Gabriel Trailer Manufacturing Company, Inc. ("Sam's") which was acquired by the Company in September 1997. In 1961, Mr. Gabriel co-founded a predecessor company of Sam's.

     THOMAS H. BRUINOOGE, age 55, joined the Company as a director in June 1998. Mr. Bruinooge is an attorney who has been in private practice since 1968 and has practiced with the firm of Bruinooge & Associates since 1987.

     IVAN W. GORR, age 69, joined the Company as a director in June 1999. Mr. Gorr served as Chairman of the Board of Directors and Chief Executive Officer of Cooper Tire & Rubber Company, a manufacturer of tires and other rubber products, from 1989 until he retired in October 1994. Mr. Gorr also serves as a director of Amcast Industrial Corporation, Arvin Industries, Inc. and Borg-Warner Automotive, Inc.

EXECUTIVE OFFICERS

     Set forth below is biographical information for each of the Company's executive officers, each of whom is not a nominee for director.

     DON R. O'NEAL, age 52, joined the Company as President and Chief Operating Officer in October 1998. From 1985 to October 1998, Mr. O'Neal served as President of Ray L. O'Neal, Inc., a Texas corporation and Arenco, L.L.C., a Texas limited liability company (collectively operating as "A-1 Rentals"), which was acquired by the Company in October 1998. Mr. O'Neal has served on the Board of Directors of the American Rental Association and has served as President of the Texas Rental Association. Mr. O'Neal has been in the equipment rental business for over 30 years.

     GENE J. OSTROW, age 44, is a co-founder of the Company, together with H. Family Investments, Inc. and Mr. Kirk, and has served as its Executive Vice President and Chief Financial Officer since August 1997. From August 1997 to April 1998, Mr. Ostrow served as Secretary and Treasurer of the Company. From March 1997 to October 1997, Mr. Ostrow was Vice President of Corporate Development of OHM. From November 1994 to March 1997, Mr. Ostrow was a Senior Vice President, Corporate Finance with Raymond James and Associates and from July 1996 to March 1997, Mr. Ostrow was co-head of that firm's mergers and acquisitions practice. From October 1993 to November 1994, Mr. Ostrow was Vice President and Chief Financial Officer of Ecoscience Corporation. Mr. Ostrow was employed by OHM and its affiliates from February 1986 to October 1993 in various positions, including Vice President and Chief Financial Officer of OHM from February 1986 through September 1991, and as Executive Vice President and Chief Financial Officer of NSC Corporation (an affiliate of OHM) from July 1988 through October 1993. Mr. Ostrow is also a Certified Public Accountant.

     PHILIP V. PETROCELLI, age 40, joined the Company as Executive Vice President in February 1998. From August 1993 to February 1998, Mr. Petrocelli was Vice President -- Western Region of OHM. Before joining OHM, Mr. Petrocelli was a Regional Director and acting Vice President-Analytical Labs with IT Corporation, a provider of engineering services, since September 1988.

     KRIS E. HANSEL, age 41, joined the Company as Vice President and Controller in March 1998. Prior to joining the Company, Mr. Hansel served in various positions of increasing responsibility at OHM since 1988, most recently as Vice President and Controller. Prior to joining OHM, Mr. Hansel was General Accounting Manager of WearEver-Proctor Silex, Inc.

     PAMELA K.M. BEALL, age 42, joined the Company as Vice President and Treasurer in April 1998. Ms. Beall also served as Secretary from April to October 1998 and currently serves as Assistant Secretary. From June 1985 to April 1998, Ms. Beall served as Treasurer of OHM and in various positions of increasing responsibility at OHM, most recently as Vice President and Assistant Secretary. Before joining OHM, Ms. Beall was General Manager, Treasury Services for USX Corporation, and previous to that she was with Marathon Oil Company. From November 1996 to February 1998, Ms. Beall served as a director of NSC Corporation, an affiliate of OHM. Since May 1996, Ms. Beall has served as a director of System One Services, Inc.

     JOSEPH H. IZHAKOFF, age 33, joined the Company as Vice President and General Counsel in September 1998. Commencing October 1998, Mr. Izhakoff also began serving as Secretary. Prior to joining the Company, Mr. Izhakoff was an attorney at Akerman, Senterfitt & Eidson, P.A. since August 1995, most recently as a shareholder, where his practice focused on corporate and securities matters and mergers and acquisitions. From September 1990 to July 1993, Mr. Izhakoff was an attorney at Paul, Weiss, Rifkind, Wharton & Garrison and from September 1993 to July 1995, Mr. Izhakoff was an attorney at Thomson Muraro Razook & Hart, P.A.

THE BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Company. Messrs. Kirk, Huizenga, Hudson, Gabriel, Bruinooge and Gorr are the members of the Board. The Board held a total of two meetings and acted on 29 occasions by unanimous written consent during the fiscal year ended December 31, 1998. In August 1998, at the time of the Company's initial public offering, the Board established an Executive Committee, an Audit Committee and a Compensation Committee to assist it in carrying out its duties.

     The Executive Committee has the same powers and authority as the Board of Directors, subject to the limitations of the Delaware General Corporation Law (the "DGCL"), the Certificate of Incorporation, as amended (the "Certificate") and the Amended and Restated Bylaws (the "Bylaws"). Messrs. Kirk and Huizenga are the members of the Executive Committee. The Executive Committee acted on 13 occasions by unanimous written consent during fiscal year ended December 31, 1998.

     The Audit Committee recommends the annual appointment of the Company's auditors, with whom the Audit Committee reviews the scope of audit and non-audit assignments and related fees, accounting principles used by the Company in financial reporting, internal auditing procedures and the adequacy of the Company's internal control procedures. Messrs. Bruinooge and Gorr, who are independent directors, serve as the members of the Audit Committee. The Audit Committee did not meet during the fiscal year ended December 31, 1998.

     The Compensation Committee administers the 1998 Stock Option Plan and makes recommendations to the Board of Directors regarding compensation for the Company's executive officers. Messrs. Hudson and Bruinooge, who are non-employees, are the members of the Compensation Committee. The Compensation Committee held one meeting and acted on one occasion by unanimous written consent during fiscal year ended December 31, 1998.

COMPENSATION OF DIRECTORS

     The 1998 Stock Option Plan provides for an automatic grant of options to purchase 50,000 shares of Common Stock to each member of the Board of Directors who joins the Board as a non-employee director. In addition, the 1998 Stock Option Plan provides for an additional automatic grant of options to purchase 10,000 shares of Common Stock at the beginning of each fiscal year to each non-employee director continuing to serve on the Board at such time. The 1998 Stock Option Plan also provided for the automatic grant of options to purchase 50,000 shares of Common Stock to each member of the Board who was a non-employee director at the time of the Company's initial public offering. All options granted automatically to a non-employee director will be fully vested and immediately exercisable. In addition, each automatic grant of options to a non-employee director will remain exercisable for a term of ten years from the date of grant so long as such person remains a member of the Board. Each automatic grant of options to a non-employee director serving on the Board at the time of the Company's initial public offering has an exercise price per share equal to $8.00, and each automatic grant thereafter is exercisable at a price per share equal to the closing price of a share of Common Stock on the New York Stock Exchange, on the date immediately prior to the automatic grant date. In addition to such automatic option grant, directors are expected to be reimbursed for their reasonable expenses incurred in connection with their attendance at Board and Committee meetings.

     In September 1997, in connection with the acquisition of Sam's, the Company entered into an agreement with Gary L. Gabriel pursuant to which Mr. Gabriel provides certain consulting services to the Company. See "Certain Relationships and Related Transactions."

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The following statements made by the Compensation Committee shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and shall not otherwise be deemed filed under either of such acts.

     The Compensation Committee's responsibilities generally include reviewing and making recommendations to the Board of Directors with respect to the compensation of the Company's executive officers. Through competitive compensation, including the grant of stock options, the Company endeavors to attract and maintain high caliber executives, whose interests are aligned with those of the Company's stockholders. The Compensation Committee takes into account a variety of factors in determining executive compensation including business conditions in general and in our business during the year, our performance during the year in light of these conditions, the market compensation for executives of similar background and experience, and the performance of the business for which the executive officer is responsible. The Company prefers to emphasize incentive forms of compensation, including stock options, so that an executive's interests are aligned with the interest of our stockholders. By providing incentive-based compensation such as stock options, the Compensation Committee believes that this provides the executive with a vested interest in the long-term success of the Company and encourages the executive to work towards to long-term interests of the Company and its stockholders.

     In determining executive compensation, the Compensation Committee considers the anticipated tax treatment of payments and benefits to the Company and to the recipient executive officers. It is the Company's intention that the compensation paid to its executive officers be tax deductible under Section 162(m) of the Internal Revenue Code, as amended (the "Code"), when appropriate and applicable. Further interpretation of, or change in, the tax laws beyond the Compensation Committee's control could affect the deductibility of executive compensation.

     Mr. Kirk has been the Chief Executive Officer since April 1998. In August 1998, the Company began paying Mr. Kirk an annual salary of $250,000, of which $109,616 was paid for the fiscal year ended December 31, 1998. In August 1998, the Board of Directors approved a grant of options to Mr. Kirk under the 1998 Stock Option Plan to purchase 250,000 shares of Common Stock exercisable at a price of $8.00 per share. These options have a 10-year term and vest in four equal annual installments beginning on August 6, 1999. The Compensation Committee believes that tying the remuneration of Mr. Kirk to the performance of the Common Stock will enhance the long-term performance and stability of the Company.

                                          Harris W. Hudson
                                          Thomas H. Bruinooge

                                          As Members of the Compensation
                                          Committee

COMPENSATION TABLES

     The Company was formed in August 1997 and did not pay any compensation to its Chief Executive Officer and did not pay salary and bonus in excess of $100,000 to any of its executive officers for the period from August 14, 1997 (inception) to December 31, 1997. The following table sets forth the annual base salaries and other compensation that the Company paid for the year ended December 31, 1998 to the named executive officers below (the "Named Executive Officers") and certain options to purchase Common Stock which the Company has granted to the Named Executive Officers:

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM
                                                                                  COMPENSATION
                                                 ANNUAL                            SECURITIES
                                              COMPENSATION                     UNDERLYING OPTIONS
                                   FISCAL   ----------------   OTHER ANNUAL    TO PURCHASE SHARES
NAME AND PRINCIPAL POSITION         YEAR     SALARY    BONUS   COMPENSATION     OF COMMON STOCK
---------------------------        ------   --------   -----   ------------    ------------------
James L. Kirk(1).................   1998    $109,616    --       $188,510(2)        250,000(3)
  Chairman of the Board and Chief
  Executive Officer

Gene J. Ostrow...................   1998     196,154    --             --           100,000(3)
  Executive Vice President and
  Chief Financial Officer

Philip V. Petrocelli(5)..........   1998     166,923    --         62,199(2)        346,472(4)
  Executive Vice President

Kris E. Hansel(5)................   1998     101,923    --             --           112,569(6)
  Vice President and
  Controller

-------------------------

(1) The Company began paying compensation to Mr. Kirk in August 1998.
(2) Consists solely of relocation expenses the Company paid in connection with the Named Executive Officers' initial employment with the Company.
(3) These options have an exercise price of $8.00 per share and vest over a four-year period at the rate of 25% per year commencing August 6, 1999. These options become immediately exercisable upon a change of control of the Company (as defined in the 1998 Stock Option Plan).
(4) These options have an exercise price of $5.77 per share and vest over a four-year period at the rate of 25% per year commencing on February 24, 1999. These options become immediately exercisable upon a change of control of the Company (as defined in the option agreement related to such options).
(5) Mr. Petrocelli joined the Company in February 1998 and Mr. Hansel joined the Company in March 1998.
(6) These options have an exercise price of $6.66 per share and vest over a four-year period at the rate of 25% per year commencing on March 9, 1999. These options become immediately exercisable upon a change of control of the Company (as defined in the option agreement related to such options).

                               OPTION GRANT TABLE

     The following table sets forth certain information concerning grants of stock options made during the fiscal year ended December 31, 1998.

                                                                                               POTENTIAL REALIZABLE
                                                                                                 VALUE AT ASSUMED
                                                                                                   ANNUAL RATES
                                       NUMBER OF                                                     OF STOCK
                                       SECURITIES     % OF TOTAL                                PRICE APPRECIATION
                                       UNDERLYING   OPTIONS GRANTED                               FOR OPTION TERM
                                        OPTIONS      TO EMPLOYEES     EXERCISE   EXPIRATION   -----------------------
NAME                                    GRANTED     IN FISCAL YEAR     PRICE        DATE          5%          10%
----                                   ----------   ---------------   --------   ----------   ----------   ----------
James L. Kirk........................   250,000           6.9%         $8.00      08/06/08    $1,257,789   $3,187,484
  Chairman of the Board and              shares
  Chief Executive Officer

Gene J. Ostrow.......................   100,000           2.8%         $8.00      08/06/08    $  503,115   $1,274,993
  Executive Vice President               shares
  and Chief Financial Officer

Philip V. Petrocelli.................   346,472           9.6%         $5.77      02/24/08    $1,257,790   $3,187,489
  Executive Vice President               shares

Kris E. Hansel.......................   112,569           3.1%         $6.66      03/09/08    $  471,672   $1,195,310
  Vice President and                     shares
  Controller

     Certain of the Company's executive officers and other employees have been granted stock options to purchase shares of the Company's Common Stock prior to the adoption of the 1998 Stock Option Plan. As of December 31, 1998, there were outstanding options, granted prior to the adoption of the plan, to purchase 992,569 shares at exercise prices ranging from $2.96 per share to $6.67 per share of which 70,632 were immediately exercisable at that time. These options vest over a four-year period at the rate of 25% per year commencing on the first anniversary of the date of grant. Also, these options become immediately exercisable upon a change in control of the Company. A "change in control" of the Company is deemed to occur when any person becomes the beneficial owner of or acquires voting control with respect to more than 50% of the Common Stock or any person has the ability to elect or to cause the election of directors consisting at the time of such election of a majority of the Board.

     The Company's executive officers receive health benefits which do not exceed 10% of their respective salaries. These benefits are also provided to other employees of the Company. See "-- 1998 Stock Option Plan." In October 1998, in connection with the acquisition of A-1 Rentals, the Company entered into an employment agreement with Don R. O'Neal to serve as the Company's President and Chief Operating Officer. See "Certain Relationships and Related Transactions."

1998 STOCK OPTION PLAN

     The Board of Directors and stockholders adopted the 1998 Stock Option Plan, effective August 6, 1998. Pursuant to the 1998 Stock Option Plan, options to acquire a maximum of 5,000,000 shares of Common Stock may be granted to employees, directors (including employee and non-employee directors) and certain independent contractors and consultants of the Company or any Subsidiary (as defined in the therein). As of December 31, 1998, there were outstanding options to purchase 2,679,127 shares at exercise prices ranging from $5.50 per share to $8.00 per share granted under the 1998 Stock Option Plan, 200,000 of which were immediately exercisable at that time.

     The Compensation Committee administers the 1998 Stock Option Plan. The Compensation Committee determines which persons will receive options and the number of options to be granted to such persons. The 1998 Stock Option Plan also provides for annual mandatory grants of options to non-employee directors. See "Biographical Information Regarding Directors/Nominees and Executive Officers' Compensation of Direc-tors." The Board of Directors or the Compensation Committee, as the case may be, will make all determinations that it may deem necessary or advisable for the administration of the 1998 Stock Option Plan.

     Pursuant to the 1998 Stock Option Plan, the Company may grant Incentive Stock Options ("ISOs") as defined in Section 422 of the Code, and Non-Qualified Stock Options ("NQSOs"), not intended to qualify under Section 422 of the Code. The price at which the Common Stock may be purchased upon the exercise of options granted under the 1998 Stock Option Plan will be required to be not less than the per share fair market value of the Common Stock on the date the particular options are granted. Options granted under the 1998 Stock Option Plan may have maximum terms of not more than ten years and are not transferable, except by will or the laws of descent and distribution. None of the ISOs under the 1998 Stock Option Plan may be granted to an individual owning more than 10% of the total combined voting power of all classes of stock the Company issued unless the purchase price of the Common Stock under such option is at least 110% of the fair market value of the shares issuable on exercise of the option determined as of the date the option is granted, and such option is not exercisable more than five years after the grant date.

     Generally, options granted under the 1998 Stock Option Plan terminate upon the date the person to whom such options were granted is no longer employed or retained by the Company or serving on our Board of Directors other than by reason of permanent and total disability as that term is defined in the therein.

     Options granted pursuant to the 1998 Stock Option Plan, unless otherwise determined by the Board of Directors, vest over a four-year period at the rate of 25% per year commencing on the first anniversary of the date of grant. These options become immediately exercisable upon a change in control of the Company. A "change in control" of the Company is deemed to occur when any person becomes the beneficial owner of or acquires more than 50% of the total combined voting power with respect to the election of directors of the Company's issued and outstanding capital stock.

     The 1998 Stock Option Plan also provides that, upon the death or permanent and total disability of an optionee, the optionee's estate or the optionee has three years, from the date of such death or disability and prior to the termination of the option period, to exercise the number of vested options held by the optionee on the date of death or disability.

     ISOs granted under the 1998 Stock Option Plan are subject to the restriction that the aggregate fair market value (determined as of the date of grant) of options which first become exercisable in any calendar year cannot exceed $100,000.

     The 1998 Stock Option Plan provides for appropriate adjustments in the number and type of shares covered by the it and options granted thereunder in the event of any reorganization, dissolution, liquidation, recapitalization or certain other transactions involving the Company.

401(k) PLAN

     The Company's 401(k) Retirement Savings Plan (the "401(k) Plan") provides retirement and other benefits to its employees and permits employees a means to save for their retirement. The 401(k) Plan is intended to be a tax-qualified plan under Section 401(a) of the Code.

PERFORMANCE GRAPH

     The following graph compares the Company's cumulative total stockholder return on the Common Stock with that of (1) Standard & Poor's 500 Stock Index and (2) a peer group of selected companies that the Company believes are the most comparable to the Company. The peer group consists of United Rentals, Inc., Rental Service Corporation, Neff Corp., National Equipment Services, Inc and RDO Equipment Co. The chart assumes that $100 was invested on August 7, 1998, the date that the Common Stock began trading on the New York Stock Exchange, at the initial offering price of $8.00 per share.

                            Cumulative Total Return

                               (graphic omitted)


               MEASUREMENT PERIOD                   NATIONSRENT         S&P 500             PEER
             (FISCAL YEAR COVERED)                      INC             COMP-LTD           GROUP
                 AUG. 7, 1998                            100                100              100
                 DEC. 1998                             71.88             113.41            77.13

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee was an officer or employee of the Company or of any of its subsidiaries during the prior year or was formerly an officer of the Company or of any of its subsidiaries. During the last fiscal year, none of the executive officers of the Company have served on the board of directors or compensation committee of any other entity, any of whose officers served either on the Board of the Company or on the Compensation Committee of the Company.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of June 4, 1999, information with respect to the beneficial ownership of the Common Stock by (1) each person or entity known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (2) each of the Company's directors and each Named Officer, and (3) all of the Company's directors and executive officers as a group. Unless otherwise indicated, each such stockholder has sole voting and investment power with respect to the shares beneficially owned by such stockholder. Percentages of shares beneficially owned are based upon 55,759,497 shares of Common Stock outstanding as of the date first set forth above in this paragraph, plus for each person named below any shares of Common Stock that may be acquired by such person within 60 days of such date upon exercise of outstanding options or other rights.

                                                                  NUMBER OF
                                                                    SHARES           PERCENT OF
NAME                                                          BENEFICIALLY OWNED    COMMON STOCK
----                                                          ------------------    ------------
H. Family Investments, Inc.(1)
  450 East Las Olas Blvd.
  Ft. Lauderdale, Florida 33301.............................      12,000,000            21.5%
James L. Kirk...............................................      12,000,100(2)         21.5
Don R. O'Neal...............................................       4,024,302(3)          7.2
Gene J. Ostrow..............................................       1,000,000             1.8
Philip V. Petrocelli........................................         210,394(4)            *
Kris Hansel.................................................          65,234(5)            *
H. Wayne Huizenga...........................................       1,692,047(6)(7)       3.0
Harris W. Hudson............................................       1,023,650(7)(8)       1.8
Gary L. Gabriel.............................................         471,250(7)(9)         *
Thomas H. Bruinooge.........................................          97,092(7)            *
Ivan W. Gorr................................................          55,700(10)           *
All executive officers and directors as a group                   20,761,875(9)(11)     36.7
  (12 persons)..............................................

---------------

  * Less than 1%

 (1) H. Family Investments, Inc. is a Florida corporation controlled by H. Wayne Huizenga, Jr., the son of Mr. Huizenga ("HFI").
 (2) 12,000,000 of these shares are held by Kirk Holdings Limited Partnership.
 (3) Includes 621,392 shares of Common Stock owned by Don R. O'Neal's spouse, as to which Mr. O'Neal disclaims beneficial ownership. Also includes 1,966,000 shares of Common Stock in the name of the 1997 Ray L. O'Neal and Ellen M. O'Neal irrevocable trust for Don R. O'Neal of which Don R. O'Neal is a trustee.
 (4) Includes 86,618 shares of Common Stock issuable upon exercise of options, which are immediately exercisable.
 (5) Includes 28,142 shares of Common Stock issuable upon exercise of options, which are immediately exercisable.
 (6) 1,632,047 of these shares are held by Huizenga Investments Limited Partnership ("HILP"). The number of shares of Common Stock beneficially owned by Mr. Huizenga does not include the 12,000,000 shares of Common Stock held by H. Family Investments, Inc. because Mr. Huizenga does not share voting or dispositive control of such shares and disclaims beneficial ownership of such shares.
 (7) Includes 60,000 shares of Common Stock issuable upon exercise of options, which are immediately exercisable.
 (8) Includes 250,000 shares of Common Stock owned by Mr. Hudson's spouse, as to which Mr. Hudson disclaims beneficial ownership.

 (9) Includes 411,250 shares of Common Stock issuable upon conversion of convertible promissory notes in an aggregate principal amount of $3.29 million, which are convertible at a price of $8.00 per share of Common Stock.
(10) Includes 50,000 shares of Common Stock issuable upon exercise of options, which are immediately exercisable, which were granted to Mr. Gore upon his joining the Board of the Company on June 17, 1999.
(11) Includes an aggregate of 434,137 shares of Common Stock issuable upon exercise of options held by certain executive officers and directors, which are immediately exercisable.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten-percent stockholders are required by the SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

     Based solely upon review of the copies of such reports furnished to the Company and written representations from certain executive officers and directors that no other such reports were required, the Company believes that during fiscal year ended December 31, 1998, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with on a timely basis.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In August 1997, H. Family Investments, Inc. and Messrs. Kirk and Ostrow founded the Company (collectively, the "Founders"). The Founders committed an aggregate of $48.4 million in equity capital to the Company which was funded at various times from September 1997 through June 2, 1998 as required to complete acquisitions. The Founders entered into lock-up agreements with the underwriters of the Company's initial public offering (the "Founders' Lock-up Agreements") pursuant to which they agreed not to offer, sell or otherwise dispose of any shares of Common Stock or any security, convertible into, exercisable for or exchangeable for shares of Common Stock until February 1999. In August 1998, the Company registered with the SEC for resale, subject to the Founders' Lock-up Agreements, under the Securities Act and applicable state securities laws the shares of Common Stock held by the Founders. The Company paid registration expenses incidental to such registration, excluding underwriters' commissions and deductions.

     In September 1997, the Company acquired Sam's for $23.4 million from Gary
L. Gabriel, Troy L. Gabriel and certain trusts controlled by them. The Company paid a portion of the purchase price to Gary L. Gabriel and certain trusts controlled by him in the form of (1) unsecured promissory notes in the aggregate original principal amount of approximately $2.6 million which bear interest at the rate of 8.5% per annum, (2) an unsecured convertible promissory note, as amended, in the original principal amount of approximately $0.7 million which bears interest at the rate of 8.0% per annum, and (3) unsecured contingent convertible promissory notes, as amended, in the aggregate original principal amount of $3.0 million which bear interest at the rate of 8.0% per annum. As of December 31, 1998, the aggregate principal amount remaining outstanding under such notes was $3.3 million. As part of the Sam's acquisition, the Company entered into certain leases, as amended, on four properties used in its operations from TTG Properties, an Ohio general partnership ("TTG"), of which Gary L. Gabriel and Troy L. Gabriel are general partners. Each of the four leases to which the Company and TTG are a party commenced on October 1, 1997, provides for an initial term of 10 years, with three automatic five-year extensions. Under the leases, the Company has the option to purchase the leased premises at any time within the last five years of the initial lease term at a fixed price. The aggregate monthly rental payment to TTG under the leases on the four properties is $57,000. In addition, the Company has entered into leases for two facilities in Ohio, from TTG, each with a ten-year term and two automatic five-year extensions. The aggregate monthly rental payment to TTG under these leases is $23,190. Also, in connection with the Sam's acquisition, Sam's entered into an agreement with Gary
L. Gabriel pursuant to which Mr. Gabriel provides certain consulting services to the Company. This agreement has a three year term which automatically renews for an additional one year term. This agreement provides for annual compensation of $100,000, and use of a leased vehicle and up to $30,000 of rental equipment per year. The agreement provides that if Mr. Gabriel's services are terminated at any time without cause, he will be entitled to receive one year's annual compensation as severance.

     In May 1998, the Company received an unsecured subordinated loan in the amount of $17.4 million from HILP. This loan represented bridge financing to complete certain acquisitions until the Founders could fund the final portion of their original capital commitments. The principal amount of the loan was repaid on June 3, 1998 from an additional equity contribution of $17.4 million from the Company's Founders. Interest in the amount of approximately $124,000 accrued on this loan and was paid by the Company on June 3, 1998.

     On June 2, 1998, the Company sold an aggregate of 5,118,694 shares of Common Stock in a private placement for aggregate proceeds of $27.6 million which represented approximately 17.0% of the Company's common stock outstanding following the transaction. The table below sets forth the Company's officers and directors who participated in such private placement and the number of shares of Common Stock acquired in such transaction:

                                                              NUMBER OF
                                                              SHARES OF
NAME                                                         COMMON STOCK
----                                                         ------------
H. Wayne Huizenga..........................................   1,632,047(1)
Harris W. Hudson...........................................     463,650
Philip V. Petrocelli.......................................     111,276
Pamela K.M. Beall..........................................      92,730
Kris E. Hansel.............................................      37,092
Thomas H. Bruinooge........................................      37,092

---------------

(1) These shares are held by HILP.

     The holders of the shares of Common Stock issued in the June 1998 private placement entered into lock-up agreements, which expired in February 1998, with the underwriters of the Company's initial public offering similar to its Founders' Lock-up Agreements described above. The Company registered with the SEC for resale, subject to the lock-up agreements, under the Securities Act of 1933, as amended, and applicable state securities laws the shares of Common Stock issued in the June 1998 private placement. The Company paid the registration expenses incidental to such registration, excluding underwriters' commissions and discounts.

     In October 1998, the Company acquired substantially all of the assets of A-1 Rentals for approximately $178.8 million, $100.7 million of which was paid in cash and $78.1 million which was paid in the form of unsecured subordinated convertible and non-convertible promissory notes. In December 1998, the Company converted the entire $50.0 million of the unsecured subordinated convertible promissory notes held by Mr. O'Neal, members of Mr. O'Neal's family and certain trusts controlled by them into an aggregate of 6,956,517 shares of Common Stock, at a price of $7 3/16 per share. Each of these convertible promissory notes had a six-year term and bore interest at 6.00% per year. Approximately $28.1 million of the proceeds of the offering of the Company's 10% senior subordinated notes due 2008 was used to repay the entire outstanding principal amount of the non-convertible promissory notes. Each of the non-convertible promissory notes had a four-year term and bore interest at 8.00% per year. Upon the satisfaction of certain earnings targets, the Company may pay to A-1 Rentals additional consideration of $10.0 million in cash and $10.0 million in shares of Common Stock.

     In connection with the acquisition of A-1 Rentals, Mr. O'Neal entered into a two-year employment agreement to serve as the Company's President and Chief Operating Officer for a minimum annual salary of $250,000. Also, in connection with the acquisition of A-1 Rentals, the Company entered into leases with entities affiliated with Mr. O'Neal for 15 properties used in connection with the business of A-1 Rentals. The lease agreements, which have initial terms ranging from one to five years, require aggregate monthly rental payments of approximately $120,000.

     The Company has entered into certain contracts for building construction with Alvada Construction, Inc., an entity controlled by Mr. Kirk's brother. As of December 31, 1998, the aggregate amount paid under these contracts was approximately $1.2 million.

     The Company leases the office space and parking for our corporate headquarters from Panthers Holdings. The monthly lease amount payable by the Company is approximately $44,000, which amount includes a share of the operating expenses for this location based upon estimated usage. In addition, the Company licenses from Panthers Holdings the use of an executive suite at the Broward County Arena, which is operated by Panthers Holdings, for a fee of $95,000 per annum for a term of seven years. The Company may also enter into a sponsorship agreement with Panthers Holdings for certain sponsorship, marketing and advertising services. Mr. Huizenga is Chairman of the Board of Panthers Holdings and controls a majority of the voting interests of Panthers Holdings. Mr. Hudson is also a director of Panthers Holdings.

     In addition, the Company has entered into a license agreement with South Florida Stadium Corporation at Pro Player Stadium, a professional sports stadium in South Florida which is owned by Mr. Huizenga, for the use of an executive suite at Pro Player Stadium for a fee of approximately $166,000 per year for a term of seven years.

     With respect to transactions discussed in this section, no independent determination has been made as to the fairness or reasonableness of the terms thereof. The Company believes, however, based on its prior experience, that the terms of each transaction were as favorable to the Company as it could have obtained from an unaffiliated party.

                       PROPOSAL 1.  ELECTION OF DIRECTORS

     The Company's Bylaws provide that the number of directors shall be fixed from time to time by resolution of the stockholders or the Board of Directors and shall consist of no more than 12 members. The Board of Directors currently consists of six members. In June 1999, the Board of Directors nominated all of its then present members for re-election as directors for a term expiring at the Company's 2000 Annual Meeting of Stockholders or until a successor of each has been elected and qualified. All the nominees have indicated their willingness to serve, and unless otherwise specified in the proxy, it is the intention of the proxy holders to vote for the nominees listed below.

     The confirmed nominees for the Board of Directors for a term expiring a the Company's 2000 Annual Meeting of Stockholders or until a successor of each is duly elected and qualified are as follows:

          Thomas H. Bruinooge              H. Wayne Huizenga
          Gary L. Gabriel                  James L. Kirk
          Harris W. Hudson                 Ivan W. Gorr

     Biographical information relating to each of these nominees for directors appears under the heading "Biographical Information Regarding Directors/Nominees and Executive Officers."

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL. PROXY CARDS EXECUTED AND RETURNED WILL BE VOTED FOR THIS PROPOSAL UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

      PROPOSAL 2.  APPROVAL OF THE AMENDMENT TO THE 1998 STOCK OPTION PLAN

     In June 1999, the Board of Directors adopted, subject to stockholder approval, an amendment to the 1998 Stock Option Plan (the "1998 Stock Option Plan Amendment"). At the Annual Meeting, the stockholders are being asked to approve the adoption of the 1998 Stock Option Plan Amendment. The 1998 Stock Option Plan Amendment amends Section 5 of the 1998 Stock Option Plan to increase from 5,000,000 to 7,000,000 the maximum number of shares of Common Stock subject to awards under the 1998 Stock Option Plan. If the 1998 Stock Option Plan Amendment does not become effective, the maximum number of shares of Common Stock subject to awards under the 1998 Stock Option Plan would remain at 5,000,000.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL. PROXY CARDS EXECUTED AND RETURNED WILL BE VOTED FOR THIS PROPOSAL UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                     PROPOSAL 3.  RATIFICATION OF AUDITORS

     The Board of Directors has approved the Company's engagement of the firm of Arthur Andersen LLP as the Company's independent auditors. Arthur Andersen LLP has served as the Company's independent auditors since 1998 and is familiar with the Company's business and management. The Board of Directors believes that Arthur Andersen LLP has the personnel, professional qualifications and independence necessary to act as the Company's independent auditors.

     Representatives of Arthur Andersen LLP are expected to appear at the Annual Meeting to make a statement, if they wish to do so, and to be available to answer appropriate questions from stockholders at that time.

     Although stockholder approval of the Company's auditors is not required, the Board of Directors is submitting such appointment to a vote of the Company's stockholders. Approval of this proposal will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote. In the event this proposal is not approved, management will reconsider its selection of Arthur Andersen LLP as independent auditors.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL. PROXY CARDS EXECUTED AND RETURNED WILL BE VOTED FOR THIS PROPOSAL UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                 OTHER MATTERS

     The Board of Directors is not aware of any other business that may come before the meeting. However, if additional matters properly come before the meeting, proxies will be voted at the discretion of the proxy-holders.

                             STOCKHOLDER PROPOSALS

     In accordance with the rules promulgated by the SEC, any stockholder who wishes to submit a proposal for inclusion in the proxy material to be distributed by the Company in connection with 2000 Annual Meeting of Stockholders must do so no later than December 31, 1999. Any such proposal should be submitted in writing to the Secretary of the Company at its principal executive offices, 450 Las Olas Boulevard, Suite 1400, Fort Lauderdale, Florida 33301, Attention: Joseph H. Izhakoff, Vice President, General Counsel and Secretary.

                             ADDITIONAL INFORMATION

     The Company will furnish without charge to any stockholder submitting a written request, the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31,1998 filed with the SEC, including the financial statements and schedules thereto. Such written request should be directed to the Company, attention: Joseph H. Izhakoff, Vice President, General Counsel and Secretary at the address set forth above.

                                                                      APPENDIX A

                                     PROXY
                                NATIONSRENT, INC.
                     450 EAST LAS OLAS BOULEVARD, SUITE 1400
                         FORT LAUDERDALE, FLORIDA 33301

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned stockholder of NATIONSRENT, INC., a Delaware corporation (the "Company"), hereby appoints James L. Kirk and Gene J. Ostrow, or either of them, the proxy or proxies of the undersigned, each with full power of substitution, to vote all shares of Common Stock which the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held on Wednesday, July 21, 1999 at 10:00 a.m., Eastern Standard Time at The Broward Center for the Performing Arts, The Abdo New River Room, 201 S.W. 5th Avenue, Fort Lauderdale, Florida 33312 or any adjournment thereof, according to the number of votes the undersigned would be entitled to vote if personally present upon the matters referred to in this proxy.


                   (CONTINUED AND TO BE SIGNED ON OTHER SIDE)

                           (CONTINUED FROM OTHER SIDE)

         This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the proposals as set forth herein.

1. Election of Directors.

                  NOMINEES:

                  Thomas H. Bruinooge
                  Gary L. Gabriel
                  Ivan W. Gorr
                  Harris W. Hudson
                  H. Wayne Huizenga
                  James L. Kirk

         [ ]      FOR ALL NOMINEES         [ ]      WITHHOLD FROM ALL NOMINEES


         [ ]      _______________________
                  For all nominees except
                  as noted above


2. Approval of Amendment to the 1998 Stock Option Plan

         [ ]   FOR           [ ]  AGAINST               [ ]   ABSTAIN

3. Ratification of Appointment of Arthur Andersen LLP as Independent Auditors

         [ ]   FOR           [ ]  AGAINST               [ ]   ABSTAIN

4. To transact such other business as may properly come before the Annual
   Meeting.

         MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT. [ ]

         PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.


                                   The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders dated June 21, 1999, and the accompanying Proxy Statement.

                                   Please sign exactly as your name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in the partnership name by the authorized person.




Signature:               Date:        Signature:                    Date:
           -------------      -------            -----------------       -------